EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Novation Holdings, Inc., a Delaware Corporation
NovaStar Mortgage LLC, a Virginia limited liability company

▪	NovaStar Mortgage Funding Corporation, a Delaware corporation

▪	NovaStar REMIC Financing Corporation, a Delaware corporation
NovaStar CDO Holdings, Inc., a Delaware corporation
NovaStar ABS CDO I, Inc., a Delaware corporation
NovaStar ABS CDO I, Ltd., a Cayman Islands corporation
NCIP Holdings, LLC, a Delaware limited liability company
2114 Central, LLC, a Delaware limited liability company